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                                                                  Exhibit 10.10
                             NON-COMPETITION AGREEMENT

     This Agreement made as of November 27, 1996 by and between Troy Systems Inc. (the "Company") and Robert Messina ("Mr. Messina").

     WHEREAS: The Company wishes to enter into this non-competition agreement (the "Agreement") with Mr. Messina in exchange for and in recognition of: (a) its promotion of Mr. Messina to the positions of President and Chief Operating Officer ("COO") of the Company and (b) the granting to Mr. Messina contemporaneously herewith of certain options to acquire shares of the Company's common stock;

     WHEREAS: The Company believes that the access to marketing, manufacturing, sales, technical, customer related, strategic planning and other information which Mr. Messina will naturally and necessarily have by virtue of his new position as President and COO of the Company makes it necessary for the Company to have this Agreement with Mr. Messina as a precondition for such promotion and the benefits that flow from it, as well as a precondition to the granting of the aforementioned options; and

     WHEREAS: Mr. Messina understands and agrees that the aforementioned options are intended to replace and cancel Mr. Messina's participation in, and any benefits or claims, accrued, contingent or otherwise, in or under the Company's Phantom Stock Plan and any other compensation or benefit plan, arrangement or understanding of or with the Company or any of its executives, express or implied.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, as well as principally the severance obligation of the Company as reflected in Section 5 hereof, Mr. Messina and the Company agree as follows:

     1.   The above recitals are hereby made part of this Agreement;

     2. Mr. Messina hereby waives and relinquishes any choate or inchoate interest in any participation in, or any benefits or claims, accrued, contingent or otherwise, in or under, the Company's Phantom Stock Plan and any other compensation or benefit plan, arrangement or understanding of or with the Company or any of its executives, express or implied.

     3. Mr. Messina represents and warrants that there has been no assignment or other transfer of any interest in any claim which he may have against the Company with respect to the Company's Phantom Stock Plan or any other compensation or benefit plan, arrangement or understanding and agrees to indemnify the Company from any liabilities, claims, damages, costs or expenses, including attorney's fees incurred by the Company as a result of any person asserting such assignment or transfer.

     4. (a) Mr. Messina understands and agrees that, in the course of his employment with the Company, he has and will acquire privileged information and trade secrets concerning,

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among other things, the Company's operations, its relationship with the printing groups of Hewlett Packard Company ("HP"), Siemens and IBM and the Company's customers, distributors, suppliers and co-venturers, and its future plans and its methods of doing business (collectively, "Proprietary Information"). Mr. Messina understands and agrees that it would be extremely damaging to the Company, if any Proprietary Information were disclosed to a competitor or any other person, firm or enterprise, and that all Proprietary Information has been obtained by him in confidence. Mr. Messina agrees to continue to keep all Proprietary Information secret and confidential and not to use it for his own benefit, directly or indirectly.

          (b) Mr. Messina agrees not to, directly or indirectly, either for his own benefit or for the benefit of any other person, firm or enterprise,
(i) solicit or attempt to direct or entice away any employee of the Company who has knowledge of any Proprietary Information or even to retain the services of or hire any such employee, even though such employee may have voluntarily terminated his relationship with the Company; or (ii) solicit, call on, interfere with, accept any business from, attempt to divert or entice away any person, firm or enterprise who is a customer, supplier, distributor or co-venturer or other business associate of the Company, including the printing groups of HP, Siemens or IBM pursuant to or in connection with any Competitive Activity as defined in subsection (c) below.

          (c) Mr. Messina acknowledges that his knowledge of computers and related products enables him to make a satisfactory living in that industry, and thus, during his employment with the Company and for a period of three
(3) years after the date of termination of his employment with the Company (such period to be extended to include any period of violation of this Section 4(c) by Mr. Messina), Mr. Messina agrees not to engage in any Competitive Activity (as defined below) in the United States. For purposes of this Agreement, the term "Competitive Activity" shall mean any participation in, engagement, assistance to, promotion or organization of, any person, firm or enterprise by Mr. Messina which is directly engaged in the business of MICR check printing, MICR toners and ribbons and other MICR related products, supplies and solutions that either Troy or Micross is currently engaged in or will be engaged in during his employment with the Company.

          (d) Mr. Messina hereby acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the provisions of this Section 9 and, accordingly, that the Company, without being required to post any bond, shall be entitled to specific performance and injunctive relief (including, without limitation, temporary restraining orders, preliminary injunctions and permanent injunctions) to enforce such provisions. This provision with respect to specific performance and injunctive relief shall not, however, diminish the Company's right to claim and recover damages. Mr. Messina hereby submits to the jurisdiction and venue of the Superior Court, Orange County, California with respect to any litigation under this document.

     5. In the event of the termination of the employment of Mr. Messina, whether actual or constructive, without cause (constructive termination meaning a substantial reduction of his benefits or authority) Mr. Messina will be entitled to receive, as long as he honors the non-competition and other obligations under this Agreement, as full recompense for any damages

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which he might sustain as a consequence of such employment and termination, including actual, specific, consequential, personal injury or otherwise, payment in thirty-six (36) equal monthly installments subject to withholding (and no benefits) of the following amounts: $200,000 in the event he is terminated during either of the fiscal years 1997 or 1998 or $300,000 in the event he is terminated during either of the fiscal years 1999 or 2000.

     6. This Agreement represents the entire agreement and understanding between the Company and Mr. Messina concerning Mr. Messina's use of Proprietary Information and non-competition with the Company. This Agreement may only be amended in a writing signed by Mr. Messina and the Chief Executive Officer of the Company.

     7. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement.

     8. If any action is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.

     9. This Agreement shall be construed according to the laws of the State of California as applied to contracts entered into and to be performed entirely within such state by residents thereof.

     10. This Agreement may be executed in several counterparts each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one in the same release.

     IN WITNESS WHEREOF, the parties execute this Agreement on this 27th day of November, 1996.




                                      /s/ Robert S. Messina
                                      -------------------------------------
                                      ROBERT MESSINA



                                      TROY SYSTEMS INC.

                                      By: /s/ Patrick J. Dirk
                                         ----------------------------------
                                         Patrick J. Dirk
                                         Chief Executive Officer




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